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                                                                    EXHIBIT (15)

To CMS Energy Corporation:

     We are aware that CMS Energy Corporation has incorporated by reference in this registration statement its Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, which include our reports dated April 27, 2001, July 31, 2001 and October 31, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,                       /s/ Arthur Andersen LLP
                                        -----------------------

Detroit, Michigan
  December 11, 2001